Execution Copy
EXHIBIT 10.59
FOURTH AMENDMENT TO OEM PURCHASE AGREEMENT
     This Fourth Amendment (this “Amendment”) is made as of October 20, 2006, by and between Cardiac Science Corporation (f/k/a Cardiac Science, Inc.), a Delaware corporation (“Supplier” or “Cardiac Science” or “CSC”), a medical device developer and manufacturer of automated external defibrillators, having its principal place of business at 3303 Monte Villa Parkway, Bothell, WA 98021, and GE Medical Systems Information Technologies, Inc., a Wisconsin corporation d/b/a GE Healthcare (“GEMS-IT”), having its principal place of business at 8200 W. Tower Avenue, Milwaukee, WI 53223.
W I T N E S S E T H:
     WHEREAS, CSC and GEMS-IT are parties to that certain OEM Purchase Agreement dated July 29, 2003 (“Initial OEM Purchase Agreement”), as amended by (i) Amendment One thereto dated August 10, 2004 (“Amendment One”), (ii) Second Amendment thereto dated February 14, 2005 (“Amendment Two”), and (iii) Third Amendment thereto dated June 10, 2005 (“Amendment Three”). The Initial OEM Purchase Agreement, Amendment One, Amendment Two, and Amendment Three are collectively referred to herein as the “OEM Purchase Agreement”.
     WHEREAS, CSC and GEMS-IT desire to supplement and further amend the OEM Purchase Agreement as set forth herein.
     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
     1. Construction. Except as provided in this Amendment, the terms and conditions set forth in the OEM Purchase Agreement shall remain unaffected by the execution of this Amendment. To the extent any provisions or terms set forth in this Amendment conflict with the terms set forth in the OEM Purchase Agreement, the terms set forth in this Amendment shall govern and control. Terms not otherwise defined herein, shall have the meanings set forth in the OEM Purchase Agreement. This Amendment

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amends the OEM Purchase Agreement and not that certain OEM Purchase and Supply Agreement entered into by the parties on July 29, 2003.
     2. Section 1.6 of the OEM Purchase Agreement [as amended by Section 3 of Amendment Three] is hereby deleted in its entirety and replaced with the following:
“Term of Agreement. This Agreement will commence as of the Effective Date and continue through the calendar year ending five (5) years (the “Term”) after the date of the first delivery to GEMS-IT by Cardiac Science of the OEM Products capable of commercial resale by GEMS-IT in the United States and European countries accepting the CE Mark (the “First Delivery Date”), unless terminated earlier under the terms of the this Agreement. (For example, if the First Delivery Date is October 1, 2006, the Term will end December 31, 2011.) If the First Delivery Date has not occurred prior to December 31, 2006, GEMS-IT may at its option terminate this Agreement.”
     3. Section 3.4 of the OEM Purchase Agreement [as amended by Section 3 of Amendment One and Section 5 of Amendment Three] is hereby deleted in its entirety and replaced with the following:
“Forecasts and Minimum Purchases. GEMS-IT will provide a six (6) month rolling Forecast of its projected Orders. Any quantities listed in any Forecast or other correspondence between the parties are only estimates made as an accommodation for planning purposes and do not constitute a commitment on GEMS-IT’s part to purchase such quantity. GEMS-IT may revise any Forecasts in its sole discretion. During the Term, GEMS-IT shall purchase from Supplier a minimum of one thousand seven hundred (1,700) units of OEM Products during each full twelve (12) month period (“Annual Minimum Purchase”), commencing with the first full calendar quarter after the First Delivery Date; provided, that (i) the OEM Products perform in accordance, and fully comply, with the Specifications and (ii) all Regulatory Approvals remain in full force and effect in accordance with Section 14.3. If either of the above conditions are not satisfied, then GEMS-IT shall be released from the Annual Minimum Purchase obligations for the annual period(s) in which such conditions are not satisfied, and the parties shall meet and discuss in good faith adjustments to the Annual Minimum Purchase.”
     4. Section 4.1 of the OEM Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“4.1 OEM Product Prices. Supplier’s prices for the OEM Products are listed in Exhibit C of this Agreement attached hereto in U.S. currency unless otherwise stated, and may not be increased without GEMS-ITs written consent. The prices for Parts will be established in accordance with Exhibit D of this Agreement attached hereto, unless the parties mutually agree to a different price schedule for Parts. OEM Products and Parts will also be subject to the prompt payment discount set forth in Section 4.3 and any other prompt payment discounts agreed to by the parties, if any.

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4.1.1 Sharing of Cost Reductions. Six months after the First Delivery Date, and in each subsequent November during the Term, Supplier shall furnish to GEMS-IT a schedule of its costs associated with the production and delivery of each OEM Product as of the date of the schedule (the “Annual Cost Schedule”), the accuracy and completion of which shall be certified by an officer of Supplier. Supplier shall be available to meet with GEMS-IT and discuss matters related to the Annual Cost Schedule promptly following GEMS-ITs reasonable request. The parties agree that the price for each OEM Product or priced Part shall be reduced by [ * ]% of the dollar value of Supplier’s reduced cost, if any, relating to each such OEM Product or Part, as shown by comparing the then current Annual Cost Schedule with the previous Annual Cost Schedule. Any such price reductions shall be effective as of January 1 of the next calendar year. (For example, cost reductions reflected in the first delivered Annual Cost Schedule and the second Annual Cost Schedule delivered in November 2007 shall reduce the prices of OEM Products and Parts effective January 1, 2008.) If the parties are unable to mutually agree on such pricing adjustments, the supply of OEM Products shall continue unabated at the then current prices and any pricing adjustment shall be resolved in accordance with the arbitration provision contained in this Agreement. Price adjustments resulting from arbitration will become effective retroactively to the date the arbitration proceeding commenced.
4.1.2 Component Cost Pricing Adjustments. At the request of Supplier, the parties agree to review and adjust, by mutual agreement and in good faith, the pricing of the OEM Products, for calendar years commencing three (3) years after the First Delivery Date, to take into account any material increases in the costs of components of OEM Products based on the then current Annual Cost Schedules. Supplier shall provide GEMS-IT with any additional objective documented proof of any such changes if requested by GEMS-IT. The parties agree that the price for each OEM Product or priced Part shall be increased by [ * ]% of the dollar value of Supplier’s increased component cost, if any, relating to each such OEM Product or Part, as shown by comparing the then current Annual Cost Schedule with the previous Annual Cost Schedule. Any such price increases shall be effective as of January 1 of the next calendar year. If the parties are unable to mutually agree on such pricing adjustments, the supply of OEM Products shall continue unabated at the then current prices and any pricing adjustment shall be resolved in accordance with the arbitration provision contained in this Agreement. Price adjustments resulting from arbitration will become effective retroactively to the date the arbitration proceeding commenced.
     5. Section 7.4 of the OEM Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“Safety Standard Changes. Supplier and GEMS-IT will immediately give notice to one another if any upgrade, substitution or other change to an OEM

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Product is required to make that product meet applicable safety standards or other governmental statutes, rules, orders or regulations, even those that are not defined as Engineering Changes in Section 7.1 above. All affected OEM Products already purchased by GEMS-IT may, at GEMS-IT’s election, either be returned to Supplier for upgrade to current revisions or upgraded by Supplier or GEMS-IT in the field pursuant to the procedures outlined in Section 14.6 below.”
     6. Section 9.1 of the OEM Purchase Agreement is deleted in its entirety and replaced with the following:
          “All warranties set forth in Section 9.2 below will survive any inspection, delivery, acceptance, or payment by GEMS-IT and (except for the warranty included in section 9.2(2) below) will survive for a period of [ * ] after the date of the last new product sale shipment of the OEM Product to GEMS-ITs end user customers. For the Powerheart ECD, the warranty included in section 9.2(2) below shall be in effect for the [ * ] period following the date of shipment of the Powerheart ECD to GEMS-IT’s end-user customers. For the Responder 2000, the warranty included in section 9.2(2) below shall be in effect for the one (1) year period following the date of shipment of the Responder 2000 to GEMS-IT’s end-user customers.
     7. Section 9.4.2 of the OEM Purchase Agreement [as amended by Section 7 of Amendment Three] and Section 9.5 of the OEM Purchase Agreement [as amended by Section 8 of Amendment Three] are hereby deleted in their entirety, and are replaced by the provisions of the service plan set forth in Exhibit D to the Agreement attached hereto.
     8. Section 14.3 of the OEM Purchase Agreement [as amended by Section 4 of Amendment One and Section 9 of Amendment Three] is hereby deleted in its entirety and replaced with the following:
“14.3 Regulatory Approvals. Supplier shall be responsible for identifying, obtaining, and maintaining at its sole cost and expense all regulatory and other necessary and/or appropriate approvals for the development, manufacture, and/or sale of any OEM Product (“Regulatory Approvals”) in the following countries: all European countries, Russia, Turkey, South Africa, Egypt, Morocco, Tunisia, Algeria, Libya, Israel, Jordan, Syria, Iraq, Iran, Saudi Arabia, Kuwait, Oman, Yemen, U.A.E., Qatar, Bahrain, China, Taiwan, India, Pakistan, Afghanistan, South Korea, Australia, New Zealand, Singapore, Indonesia, Malaysia, Thailand, Vietnam, Mexico, Brazil, Argentina, Chile, Peru, Colombia and Bolivia. GEMS-IT will utilize its in-country resources (at its expense) in the foregoing countries to assist Supplier in interfacing with the appropriate regulatory bodies in connection with Supplier’s efforts to obtain Regulatory Approvals; provided, however, the parties understand and agree that Supplier is responsible for preparing

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and providing all materials, data, documentation, and other items necessary for obtaining Regulatory Approvals, and is ultimately responsible for obtaining such Regulatory Approvals. Supplier shall have obtained all such Regulatory Approvals by not later than 30 days following the First Delivery Date. If any such approval is not so obtained, subsequently revoked, terminated or suspended, Supplier shall immediately notify GEMS-IT of such occurrence.
Supplier shall be solely responsible for obtaining Regulatory Approvals in the United States and Canada. In Japan, GEMS-IT will utilize its in-country resources to interface with the appropriate regulatory body and GEMS-IT will be responsible for the filings necessary to obtain Regulatory Approvals.
Supplier shall be responsible for providing, upon reasonable request of GEMS-IT, all necessary objective evidence and other documentation to GEMS-IT to support Supplier’s filings pursuant to this section 14.3. Supplier shall provide GEMS-IT Regulatory Affairs with any proposed submission to the US Food & Drug Administration, no less than five (5) working days prior to the proposed submission date, in order for GEMS-IT Regulatory Affairs to review and revise any such proposed submission with the intention of uncovering any errors or omissions which might cause a delay in approval. Supplier shall consider revising its proposed submissions to include any reasonable revisions that GEMS-IT Regulatory Affairs shall make to any such submissions, but shall have no obligation to do so.
     9. Section 14.6 of the OEM Purchase Agreement [as amended by Section 6 of Amendment One] is deleted in its entirety and replaced with the following:
“14.6 Recalls and Field Corrections. In the event of any recall, product withdrawal or field correction of any OEM Product that is required by a governmental agency, by Supplier, or by GEMS-IT for safety or efficacy reasons, the parties agree that (a) they shall promptly notify each other and (b) they shall fully cooperate with each other concerning the necessity and nature of such action. Supplier shall be the point of contact for end-user purchasers of the Powerheart ECD version of the OEM Product in the United States and Canada and GEMS-IT shall be the point of contact for end-user purchasers of the GE Responder 2000 version of the OEM Product (whether directly or through its distributors) in markets outside of the United States and Canada. Supplier shall be responsible for making any and all applicable regulatory authority contacts and for coordination of any recall or field correction activities involving OEM Products. In the event that any OEM Product requires field correction or is recalled as a result of (a) Supplier’s or an OEM Product’s failure to comply with applicable laws or regulations, (b) Supplier’s reasonable determination to effectuate such correction or recall for business, safety, or efficacy reasons, (c) the supply by Supplier of Noncomplying Product, or (d) Supplier’s failure to provide OEM Products that (i) conform in all material respects to applicable industry standards or (ii) are free from defect in material and workmanship (under

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customary, proper, and intended usage), then Supplier shall bear all costs and expenses, including but not limited to the costs and expenses related to such recall or field correction, communications and meetings with all required regulatory agencies, replacement stock, service labor, installation, travel, notifying customers of such recall and any replacement product to be delivered to those same customers, including shipping costs. To the extent that any such recall or field correction is due in part to the negligent or intentional acts or omissions of GEMS-IT, or the non-performance of the GEMS-IT Products, GEMS-IT shall be responsible for such costs and expenses equitably in proportion to its fault.”
     10. The parties agree that Exhibit A of the OEM Purchase Agreement [as amended by Section 7 of Amendment One] is hereby deleted in its entirety and replaced with new Exhibit A attached hereto.
     11. The parties agree that Exhibit B of the OEM Purchase Agreement and Exhibit A of Amendment One are hereby deleted in their entirety and replaced with new Exhibit B attached hereto.
     12. The parties agree that Exhibit C of the OEM Purchase Agreement [as amended by Exhibit C of Amendment One and Sections 10, 11, and 12 of Amendment Three] is hereby deleted in its entirety and replaced with new Exhibit C attached hereto.
     13. The parties agree that Exhibit D of the OEM Purchase Agreement is hereby deleted in its entirety.
     14. The parties agree that Section 7 of Amendment One is deleted in its entirety and replaced with the following provisions:
The OEM Product is a manual defibrillator being developed and manufactured by CSC, exclusively for sale by CSC to GEMS-IT. GEMS-IT shall market and sell the Cardiac Science Powerheart ECD version of the OEM Product to its customers in the United States and Canada and the GE Responder 2000 version of the OEM Product to its customers in markets outside of the United States and Canada.
Supplier will support GEMS-IT’s sales efforts in the United States and Canada by providing:
(i)	unlimited access to Supplier’s Web Site “Library” page, including access to all of Supplier’s distributor marketing material such as competitive analyses and white papers;

(ii)	telephone support as necessary;

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(iii)	in person (including customer presentations) and/or telephone support on large OEM Product opportunities; and

(iv)	an annual “train the trainer session” for a GEMS-IT clinical educator (at a mutually agreed upon location and date) with additional phone support as requested by the GEMS-IT clinical educator.
CSC will not market, distribute, promote, manufacture or sell the OEM Product directly or indirectly to any third party, via its dealer network or otherwise. CSC is prohibited from manufacturing for any third party, or selling the OEM Product, or any upgrades, adaptations, modifications, improvements and substitutes thereof to any third party.
CSC further grants GEMS-IT the exclusive right to purchase any future device, upgrade, adaptation, modification, add-on, substitute, or improvement manufactured by CSC utilizing the OEM Product platform (i.e., such as a more feature rich defibrillator; for example a device built with the OEM Product platform with an additional feature such as Non-Invasive Blood Pressure, End-Tidal CO2, 12 lead ECG, etc.). Any software patches or updates developed for the OEM Product by the Supplier shall also be incorporated free of charge into any OEM Product produced afterwards, and shall be made available by Supplier at no charge to customers having purchased the OEM Product.
CSC further grants GEMS-IT the exclusive right to sell the OEM Product on a world wide basis.
     15. Governing Law. The validity, construction, performance and enforceability of this Amendment shall be governed in all respects by the laws of the State of New York, without reference to the choice-of-law provisions thereof.
     16. Counterparts; Facsimile. This Amendment may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Amendment by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Amendment by such party. Such facsimile copies shall constitute enforceable original documents.
     17. Severability. In the event any provision of this Amendment shall be determined to be invalid or unenforceable under applicable law, all other provisions of this Amendment shall continue in full force and effect unless such invalidity or unenforceability causes substantial deviation from the underlying intent of the parties

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expressed in this Amendment or unless the invalid or unenforceable provisions comprise an integral part of, or in inseparable from, the remainder of this Amendment. If this Amendment continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.
     18. Interpretation. This Amendment has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Amendment. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Amendment against the party that has drafted it is not applicable and is waived. Notwithstanding the foregoing the provisions of this Amendment shall be interpreted in a reasonable manner to affect the purposes of the parties and this Amendment.
     19. Entire Agreement. The terms of this Amendment are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Amendment constitute the complete and exclusive statement of its terms and shall supersede any prior agreement with respect to the subject matter hereof.
     20. Headings. The article and section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.
[Signature Page Follows]

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     IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their thereunto duly authorized representatives as of the date first above written.

Cardiac Science Corporation		GE Medical Systems Information Technologies, Inc.

By:	/s/ John R. Hinson	By:	/s/ Matthias Weber

Name:	John R. Hinson	Name:	Matthias Weber
Title:	President and CEO	Title:	Vice President & General Manager Cardiology Systems

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Exhibit A
OEM Product List
1.	Responder 2000 / Powerheart ECD Basic version
•	Includes biphasic defibrillator, rechargeable battery, external paddles, user manual, roll of paper and power cord
2.	Responder 2000 / Powerheart ECD Pacing version
•	Includes biphasic defibrillator with external-packing functionality, rechargeable battery, external paddles, user manual, roll of paper and power cord
3.	Responder 2000 / Powerheart ECD Pacing and Sp02 version
•	Includes biphasic defibrillator with external-pacing and pulse oximetry-monitoring functionality, rechargeable battery, external paddles, user manual, roll of paper and power cord

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Exhibit B
OEM Product Specifications
[ * ]

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Exhibit C
Supplier’s Prices
GEMS-IT OEM Products

	Responder 2000		Powerheart ECD
	Price		Price

OEM Product basic version package	$	[ * ]	$	[ * ]

OEM Product pacing version package	$	[ * ]	$	[ * ]

OEM Product pacing & SpO2 version package	$	[ * ]	$	[ * ]
Each OEM Product package includes one (1) each of:
•	OEM Product defibrillator

•	Pair of external defibrillation paddles

•	Power Cord

•	Rechargeable battery

•	Roll of Thermal Paper

•	User Manual
Powerheart ECD pricing includes provision of a [ * ] warranty, while Responder 2000 pricing includes provision of a [ * ] warranty.
Powerheart ECD pricing includes a $[ * ] Kitting Fee for Supplier stocking and kitting of optional accessories to be bundled with the OEM Product package. This Kitting Fee is included in the Powerheart ECD price regardless of whether a specific purchase order requires optional accessories. Optional accessories are to be purchased from the GEMS-IT approved suppliers at GEMS-IT pricing and inventoried at the Supplier. These accessories will be listed on the Purchase Order from GEMS-IT at the time of customer order and Supplier will be reimbursed for the cost of the items, without additional mark-up, according to the terms and conditions of the agreement. At its sole discretion, GEMS-IT may choose to take over this kitting responsibility from Supplier after first giving Supplier (90) days

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notice of its intent, at which time the Kitting Fee would be removed from the Powerheart ECD product price. Kitting of optional accessories is not provided by Supplier for the Responder 2000.

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Exhibit D
Service Plan
1. WARRANTY AND OUT-OF-WARRANTY SERVICE
1.1 WITHIN THE UNITED STATES AND CANADA
Customer calls for warranty and out-of-warranty product service for the Powerheart ECD will be handled by CSC. CSC will perform all product repairs or product replacements for the Powerheart ECD. If a customer calls GEMS-IT with a product issue, GEMS-IT will direct the call to the correct location. GEMS-IT will also inform CSC of any customer complaints it receives. If a customer returns any OEM Product to GEMS-IT for any reason, GEMS-IT will inform CSC of the return and arrange to return the product to the designated CSC facility. Repaired or replaced product must be delivered within two (2) weeks of CSC’s receipt of returned product. The parties agree that a list of out-of-warranty services, including prices, will be created as an addendum to the OEM Purchase Agreement.
1.2 OUTSIDE THE UNITED STATES AND CANADA
Customer calls for warranty and out-of warranty product service for the Responder 2000 will be handled by GEMS-IT. Technical reporting regarding the Responder 2000 product failures, repair findings and complaints will be provided to CSC by GEMS-IT.
1.2.1 Service Training
CSC agrees to conduct an annual service training session to a commercially reasonable number of GEMS-IT service staff at its premises, with all participants responsible for their own travel expenses. CSC will provide additional training sessions to GE Service personnel should there be any major design change.
1.2.2 GEMS-IT will perform service repair or provide replacement products to its customers. GEMS-IT will select the type of repair level as deemed appropriate for each

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country and the customer’s needs, in compliance with the repair processes defined in the OEM Product Service Manual.
1.2.3 GEMS-IT will purchase Field Replaceable Unit (“I-RU”) stock from CSC to support its field operations plans. For warranty repairs, CSC shall provide GEMS-IT replacement parts at no charge upon I) receipt of an in-warranty FRU for repair, or 2) Acceptable notification of GEMS-1T consumption of an 1-RU for repair of an in-warranty product. Likewise, GEMS-IT agrees to provide labor to affect in-warranty repairs at no charge to CSC. In instances that GEMS-IT does not perform the repair, the product may be returned to CSC for repair or replacement. The returned product or replacement product must be delivered after repair to the location requested by GEMS-IT within two (2) weeks of its receipt by CSC.
GEMS-IT and CSC will define and maintain a list of FRU parts that supports the capability to perform full repair of the product per the Service Manual. The FRU list is to indicate which parts (if any) are to be returned for repair and reuse. Pricing of FRU parts shall not exceed the amount Supplier charges for similar parts to any of its other customers.
CSC must notify GEMS-IT of any FRU changes, as from parts obsolescence, within forty-five (45) days of its learning of such change. The parties agree that a list of out-of-warranty services, and FRU parts, including prices will be created as an addendum to the OEM Purchase Agreement. CSC will notify GEMS-IT in writing of any updates to the parts lists, services, and pricing.
1.2.4 CSC shall provide, at no cost to GEMS-IT, eighteen (18) OEM Products to be used by GEMS-IT as loaner inventory and to facilitate warranty exchanges for end users. These units shall be suitably configured with local languages as per GEMS-IT instructions.
2.0 SERVICE MANUAL

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The Service Manual produced by CSC will address information needed by GEMS-IT to maintain full repair capability on the device (to the PCB replacement level). The Service Manual shall include, at a minimum, the following topics:
Introduction
Software upgrade
Troubleshooting
Assembly/Disassembly Maintenance and Service Parts &
Accessories
Theory of Operation
Specifications and Safety
Index
3.0 SERVICE PROCESSES
To facilitate accurate and timely communication of service-related information, a table of contacts at both GEMS-IT and CSC will be developed and maintained to assure that information is delivered to the correct persons and locations.
GEMS-IT will provide sample field-reporting forms, repair-report forms, and a customer-complaint-process chart to CSC. GEMS-IT will amend these forms and processes to meet CSC’s quality system requirements as needed.
CSC will provide complete quality reports to GEMS-IT for the products distributed in the United States and Canada. GEMS-IT will provide complete quality reports to CSC for products distributed outside of the United States and Canada. These reports will be provided on a monthly basis, with sufficient detail to support the needs of the CSC and
GEMS-IT quality systems for tracking, trending, proactive product field support and other quality monitoring activities.
4.0 Long-Term Service Support
For a period of [ * ] following the last shipment of OEM Product ordered by GEMS-IT for new sales to its end-customers, CSC shall make available to GEMS-IT necessary

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replacement parts, technical support, and repair service, or at Supplier’s sole discretion, it may exchange units for the OEM Products. The Prices for such replacement parts, technical support, repair services, and exchange units shall be calculated by adding a reasonable margin to Supplier‘s cost of procurement or production, and shall not exceed the amount Supplier charges any of its other customers for similar parts, support, services, and products to its own customers.

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